BRF S.A.

Companhia Aberta

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358, of January 3, 2002, announces the following to its shareholders and to the market in general:

In a report released dated today, February 23, 2018, the credit rating agency S&P has reaffirmed the Company's global corporate "BBB-" rating, shifting the outlook to Negative from Stable. It is noteworthy, however, that BRF maintains its investment grade and positions itself three notches above the foreign currency sovereign rating. According to the agency, “The 'BBB-' rating reflects our belief in the management's execution plan to recover EBITDA and commitment to a conservative financial policy focused on rapidly reducing debt in 2018.”. Lastly, the agency has also emphasized the Company’s strong liquidity position.

São Paulo, February 23, 2018

Lorival Nogueira Luz Jr.
Chief Finance and Investor Relations Officer